Exhibit 16.1

March 4, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have received a copy of, and are in agreement with, the statements being made by Zomedica Corp. in Item 4.01 of its Form 8-K dated February 26, 2021, captioned “Changes in Registrant’s Certifying Accountant.”

Chartered Professional Accountants

Licensed Public Accountants